Exhibit 99.1

Tengion Provides Corporate and Product Development Update and Reports Second Quarter 2010 Financial Results

•	Enhances Enrollment Effort in Tengion Neo-Urinary Conduit™ Trial

•	Advances Tengion Neo-Kidney AugmentTM Program; Significant Upcoming Milestones

•	Appoints new Chief Medical Officer and Chief Financial Officer

•	Second Quarter 2010 Adjusted Net Loss of $6.5 million or $0.58 Per Common Share, Compared to Adjusted Net Loss of $8.2 million, or $1.28 Per Common Share in Second Quarter of 2009

EAST NORRITON, Pa., August 11, 2010 /PRNewswire via COMTEX/ --Tengion Inc. (Nasdaq: TNGN) today provided a corporate and product development update and reported its financial results for the quarter ended June 30, 2010.

Neo-Urinary Conduit Clinical Update

The Neo-Urinary Conduit is an implant designed to catalyze regeneration of native-like urinary tissue in patients with bladder cancer who require a urinary diversion following bladder removal, or cystectomy.   A Phase I clinical trial underway at the University of Chicago is designed to establish the safety profile for the product as well as confirm the surgical technique to be utilized.  Over the past few months, the site has screened dozens of patients requiring bladder removal, but has not yet enrolled the first patient in the trial.  Enrollment has been slower than initially anticipated due to selective enrollment criteria that are typical for an initial clinical trial with a new product candidate using a novel technology and limited patient understanding of the benefits and risks of current surgical options relative to those of the Neo-Urinary Conduit.

Tengion has undertaken a number of initiatives to address these challenges and to enhance enrollment.  To increase the number of patients screened, the University of Chicago is conducting outreach to referring hospitals and Tengion is working to initiate an additional study site.  Educational materials have been developed and are now in use to guide discussion with patients about current surgical options and the alternative of the Neo-Urinary Conduit.  Based on these activities, the first patient enrollment is anticipated in the near term, which may permit disclosure of interim data on the first patient by the end of the year.

“During the second quarter, we identified potential causes of delayed enrollment for the first patient in our Neo-Urinary Conduit study,” stated Steven Nichtberger, M.D., President and Chief Executive Officer of Tengion.  “Under the direction of our newly hired Chief Medical Officer, we have taken actions that should enhance the investigator’s ability to enroll the first patient in our study.”

Neo-Kidney Augment Program Update

The Neo-Kidney Augment is Tengion's lead discovery program and is designed to prevent or delay the need for dialysis or kidney transplant by increasing functional renal mass in patients with advanced chronic renal disease, a significant unmet medical need.

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In May, 2010, Tengion scientists presented new research data in podium presentations at the 16th Annual Meeting of the International Society for Cellular Therapy (ISCT).  These data demonstrated that bio-active renal cells, like those used in Tengion's Neo-Kidney Augment program, can reduce the rate of loss of functional kidney mass in an aggressive preclinical model of chronic kidney disease.  Data were also presented at ISCT confirming that the necessary regenerative cells being used in Tengion's preclinical models can be isolated, characterized and expanded from diseased human kidneys.  These results have been submitted for peer-reviewed scientific publication.

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Tengion plans to present new data from an ongoing study of the Neo-Kidney Augment in a diabetic, obese, hypertensive animal model of renal failure at a meeting of the ISCT, on September 28, 2010 in San Francisco, CA.

•	Tengion continues to expect to announce the initial results from a study of large animals evaluating the Neo-Kidney Augment in the fourth quarter of 2010.

“We are making significant progress in our renal program.  In an aggressive animal model of renal failure, the Neo-Kidney Augment product candidate demonstrated the ability to stabilize and preserve renal function.  We look forward to presenting additional data at scientific sessions later this year,” said Dr. Nichtberger.

Corporate Update

Tengion will be hosting an Investor Day in October, 2010 for investors and analysts to discuss the progress of the research platform and product candidates.  Further details regarding this Investor Day will be forthcoming.

In July, the Company announced the appointment of Sunita B. Sheth, M.D. to the newly created role of Chief Medical Officer, Vice President, Clinical and Regulatory Affairs. In this role, Dr. Sheth will be responsible for clinical development strategies, clinical trial implementation with an initial focus on the Neo-Urinary Conduit trial, and clinical translation of preclinical pipeline programs with a focus on the Neo-Kidney Augment.  Dr. Sheth has more than 12 years of industry experience and most recently served as Vice President, Specialty Care Business Unit, for Pfizer as part of its acquisition of Wyeth. Prior to that, she spent four years at Wyeth, most recently as Vice President, Cardiovascular, Metabolic and Infectious Diseases. Dr. Sheth earned her B.A. and M.D. degrees from Brown University and completed a fellowship in Hematology/Oncology at Temple University / Fox Chase Cancer Center. She maintains an adjunct professorship at Temple University Medical School.

Last week, the Company announced the appointment of A. Brian Davis as its Chief Financial Officer.  Mr. Davis was previously Chief Financial Officer for Neose

Technologies, Inc.  He brings more than 15 years of highly relevant experience to Tengion including raising over $300 million in public and private equity and debt, financial evaluation of business development transactions, treasury and cash management, SEC reporting, Sarbanes-Oxley compliance, and investor relations. Mr. Davis holds a BS in Accounting from Trenton State College and an MBA from the Wharton School of the University of Pennsylvania. He is also a Certified Public Accountant.

Linda Hearne, Tengion's current Vice President, Finance, will be stepping down from her role in order to relocate with her family overseas.

Dr. Nichtberger stated, “We have strengthened our leadership team by adding two highly qualified and seasoned professionals in Sunita Sheth, MD as our Chief Medical Officer and Brian Davis as our Chief Financial Officer.  We appreciate Linda’s many contributions to Tengion over the past six years and are grateful for her commitment to a smooth transition of responsibilities.  We wish her the best of luck in her new endeavors.”

Financial Update

For the second quarter ended June 30, 2010, the Company reported an adjusted net loss of $6.5 million or $0.58 per basic and diluted common share, compared with an adjusted net loss of $8.2 million, or $1.28 per basic and diluted common share, for the same period in 2009.  The loss per basic and diluted common share for the quarter ended June 30, 2010 was significantly affected by the Company’s initial public offering of 6,000,000 shares in April 2010.

Total operating expenses for the second quarter ended June 30, 2010 were $5.9 million compared with $7.3 million for the same period of 2009.  The 19% decrease in operating expenses was driven primarily by a decrease in research and development expense for the Company’s preclinical and clinical studies.

As of June 30, 2010, the Company held $27.4 million in cash, cash equivalents and short-term investment compared with $9.1 million on March 31, 2010.

Conference Call and Webcast

Steven Nichtberger, M.D., President and CEO and Brian Davis, Chief Financial Officer and Vice President of Finance will host a conference call today, August 11, 2010 at 9:00 a.m. ET to discuss the Company's second quarter 2010 financial results and provide a corporate update.

The call can be accessed by dialing 888-680-0893 five minutes prior to the start time and providing the access code 44034257.  The presentation will also be available by live webcast and can be accessed by visiting the Investors section of the Company's website at http://www.tengion.com.

A replay of the call will be available on the Tengion website approximately two hours after completion of the call and will be archived for two weeks.

About Tengion

Tengion, a clinical-stage biotechnology company, has pioneered the Organ Regeneration Platform that enables us to create proprietary product candidates that are intended to harness the intrinsic regenerative pathways of the body to produce a range of native-like organs and tissues. Tengion’s product candidates seek to eliminate the need to utilize other tissues of the body for a purpose to which they are poorly suited, procure donor organs or administer anti-rejection medications. Tengion commenced a Phase I clinical trial in the first half of 2010 for its lead product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like bladder tissue for bladder cancer patients requiring a urinary diversion following bladder removal. Tengion has also applied its technology in two Phase II clinical trials for Tengion's Neo-Bladder Augment™ for the treatment of neurogenic bladder and is in preclinical development of its Neo-Kidney Augment™. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company’s: (i) plans to develop and commercialize its product candidates, including the Neo-Urinary Conduit; (ii)  ongoing and planned preclinical studies and clinical trials; and (iii) estimates regarding expenses, future revenues, capital requirements and needs for additional financing.

Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the Company's business is subject to significant risk and uncertainties, and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others: (i) the Company may have difficulty enrolling patients in its clinical trials, including the Phase I clinical trial for  Neo-Urinary Conduit; (ii) patients enrolled in the Company’s clinical trials may experience adverse events related to its product candidates, which could delay  clinical trials or cause the Company to terminate the development of a product candidate; and (iii) the results of the clinical trial for the Company’s Neo-Urinary Conduit might not support further development of that product candidate; (iv) the Company may be unable to progress its product candidates that are undergoing preclinical testing into clinical trials; and (v) the Company may be unable to obtain the capital it will need to develop its product candidates. For further information with respect to these and other factors that could cause the Company's actual results to differ materially from expectations, reference is made to the Company's Registration Statement on Form S-1, as amended (File No. 333-164011). The forward-looking statements made in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or financial expectations contained in this release.

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TENGION, INC.
(A Development-Stage Company)
Statements of Operations
(unaudited)

					Period from
					July 10, 2003
					(inception)
					through
	Three Months Ended June 30,		Six Months Ended June 30,		June 30,
	2009	2010	2009	2010	2010
Operating expenses:
Research and development	$4,708,364	$3,253,232	$10,756,482	$6,569,358	$98,278,106
General and administrative	1,406,385	1,470,009	3,066,708	2,882,421	31,552,493
Depreciation	1,233,223	1,218,830	2,468,068	2,445,638	17,594,377
Total operating expenses	(7,347,972)	(5,942,071)	(16,291,258)	(11,897,417)	(147,424,976)

Interest income	59,991	17,215	160,809	27,684	8,423,911
Interest expense and change in fair value
of preferred stock warrant	(862,740)	(580,125)	(1,716,155)	(1,070,037)	(11,134,742)

Net loss	$(8,150,721)	$(6,504,981)	$(17,846,604)	$(12,939,770)	$(150,135,807)

Accretion of redeemable convertible preferred
stock to redemption value	(3,415,540)	(363,748)	(6,777,725)	(3,992,589)

Net loss attributable to common stockholders	$(11,566,261)	$(6,868,729)	$(24,624,329)	$(16,932,359)

Basic and diluted net loss attributable to common
stockholders per share	$(16.57)	$(0.61)	$(35.42)	$(2.83)

Weighted average common stock outstanding-
basic and diluted	698,047	11,203,064	695,164	5,981,155

TENGION, INC.
(A Development-Stage Company)
Balance Sheet Data

	December 31,	June 30,
	2009	2010
		(unaudited)

Cash, cash equivalents and short-term investments	$19,303,142	$27,426,469
Total assets	37,238,393	41,863,655
Total debt	21,836,778	15,341,643
Redeemable convertible preferred stock	187,916,168	-
Total stockholders' (deficit) equity	(178,073,739)	23,187,327

TENGION, INC.
(A Development-Stage Company)
Reconciliation of Non-GAAP Financial Measures

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended June 30,
	2009	2010

Net loss attributable to common stockholders - GAAP	$(11,566,261)	$(6,868,729)

Accretion of redeemable convertible preferred stock to redemption value	3,415,540	363,748

Adjusted net loss	$(8,150,721)	$(6,504,981)

Weighted average common stock outstanding basic and diluted - GAAP	698,047	11,203,064

Preferred stock automatically converted into common stock upon IPO	5,651,955	—

Adjusted basic and diluted weighted average common stock outstanding	6,350,002	11,203,064

Basic and diluted net loss per share - GAAP	$(16.57)	$(0.61)

Adjustment per share	15.29 (a)	0.03

Adjusted basic and diluted net loss per share	$(1.28)	$(0.58)

(a) Reflects the automatic conversion of the outstanding shares of redeemable convertible preferred stock into 5,651,955 shares of common stock as though the completion of the intitial public offering had occurred as of the beginning of the second quarter of 2009.